EXHIBIT 23.3
                       [MILLER AND LENTS,LTD. LETTERHEAD]

                                   May 1, 1997

Cal Dive International, Inc.
13430 N.W. Freeway, Suite 350
Houston, TX 77040


                              Re:   Cal Dive International, Inc.
                                    Securities and Exchange Commission Form S-1

Gentlemen:

    The firm of Miller and Lents, Ltd. consents to the naming of it as experts and to the incorporation by reference of its report dated April 24, 1997 concerning the Oil and Gas Reserves and Future Net Revenues as of December 31, 1996 attributable to Energy Resource Technology, Inc. in the Registration Statement of Cal Dive International Inc. on Securities and Exchange
Commission Form S-1 to be filed with the Securities and Exchange Commission.

    Miller and Lents, Ltd. has no interests in Cal Dive International, Inc. or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report and has no director, officer, or employee employed or otherwise connected with Cal Dive International, Inc.
We are not employed by Cal Dive International, Inc. on a contingent basis.

                                     Very truly yours,

                                     MILLER AND LENTS, LTD.


                                     By: /s/ MILLER AND LENTZ LTD